Paradigm Holdings Appoints Richard P. Sawchak as New Chief Financial Officer

ROCKVILLE, MD, Sept. 9, 2005--Paradigm Holdings, Inc. (OTCBB-PDHO), a full service information technology and business solutions provider to federal and commercial clients, is pleased to announce the appointment of Richard P. Sawchak as its new Vice President and Chief Financial Officer, effective September 19, 2005.

Mr. Sawchak comes to Paradigm Holdings from GXS, Inc., a leading provider of on-demand supply chain management solutions headquartered in Gaithersburg, MD. Prior to GXS, Mr. Sawchak held senior financial positions at Multilink Technology Corporation and Lucent Technologies, Inc. He holds a Master's Degree from Babson College and a Bachelor's Degree in Finance from Boston College, where he graduated Summa Cum Laude.

"We are privileged to have someone of Rich's caliber joining the Paradigm team," said Raymond A. Huger, Chairman and Chief Executive Officer.

"We are excited to announce that Rich will join our executive team at this important point in the company's growth. Rich brings strong financial leadership to our organization. He has an extensive background in financial management, corporate financing and executing and integrating acquisitions in a public company environment," said Mr. Frank Jakovac, President and Chief Operating Officer.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., parent company of Paradigm Solutions Corporation and Paradigm Solutions International, provides information technology and business continuity solutions to government and commercial enterprises. Our solutions include OpsPlannerTM Business Continuity/COOP Planning, Emergency Management, and Notification software. Paradigm was incorporated in 1996, and generated revenues of more than $60 million in 2004. Headquartered in Rockville, Maryland, the company has more than 300 employees working in 12 offices throughout the U.S. More information about Paradigm Holdings, Inc. can be found at www.ParadigmSolutions.com.

For investor relations information please contact Sean Kirwan at SKirwan@ParadigmSolutions.com.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.